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                                                           EXHIBITS 5.1 AND 23.1

                   [Letterhead of Leonard, Street and Deinard]


May 14, 2003                                                STEPHEN M. QUINLIVAN
                                                                    612-335-7076

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442

Re:      1999 Non-Qualified Stock Award Plan

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of an additional 1,250,000 shares of Common Stock, par value $0.01 per share (the "Shares"), of Computer Network Technology Corporation, a Minnesota corporation (the "Company"), under the Company's 1999 Non-Qualified Stock Award Plan (the "Plan"), we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares have been duly authorized by the Company and when duly executed, paid for and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION

BY   /S/ STEPHEN M. QUINLIVAN
     -----------------------------
     Stephen M. Quinlivan